EXHIBIT 4.2

                                AMENDMENT ONE TO

                    TREADCO, INC. EMPLOYEES' INVESTMENT PLAN

                AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994
                -------------------------------------------------


         WHEREAS, effective September 1, 1991, Treadco, Inc. (the "Company") adopted the Treadco, Inc. Employees' Investment Plan (the "Plan") for the benefit of its employees, and effective January 1, 1994, the Plan was amended and restated in its entirety; and
         WHEREAS, the Company wants to amend the Plan to allow for loans other than by written application (e.g., electronic loans), and to allow participants to make loans more frequently, to remove the participant loan requirement for spousal consent, to provide for a waiver of the 30-day notice requirement for direct rollovers and other distributions from the Plan and to permit the forfeiture of matching contributions in the event excess contributions are forfeited; and
         NOW, THEREFORE, pursuant to its authority under Section Twenty-One of the Plan, the Company amends the Plan effective January 1, 1996, as follows:
         1. Existing Section 6.4(3) is amended to add the following sentence to the end thereof:

                  "Notwithstanding any Plan provision to the contrary, in no event shall Company Matching Deposits remain allocated to a Highly Compensated Employee's Account and such amounts shall be treated as forfeited in accordance with Subsection 14.4(2) hereof and forfeited not later than the last day of the Plan Year following the Plan Year such Excess Contributions occurred, if the Before-Tax Deposits which were matched by such Company Matching Deposits are refunded as Excess Contributions under this Subsection 6.4(3)."

         2. Existing Section 15.9 is amended to add the following new Subsection 15.9(2) to the end of Section 15.9:

                            "15.9(2) A distribution under Section 15.10 or otherwise allowable under the Plan may commence less than 30 days after the notice required under Section 402(f) of the Code and Section 1.411(a)-11(c) of the Treasury Regulations ("Notice") is given, provided that:

                            (i) the Administrative Committee clearly informs the
                  Participant that the Participant has a right to a period of at least 30 days after receiving the Notice to consider the decision of whether or not to elect a Direct Rollover or otherwise receive a distribution (and if applicable, a particular distribution option); and

                            (ii) the  Participant,  after  receiving the Notice,
                  affirmatively elects a distribution or Direct Rollover in accordance with the Plan's terms."

         3. The first sentence only of existing Section Eighteen is hereby deleted in its entirety, and the following sentence is substituted in its place:


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                                                                     EXHIBIT 4.2

                  "Upon the application of any Participant or any Beneficiary (and any Former Participant or Beneficiary who is a party-in-interest with respect to the Plan and who has an undistributed Account under the
         Plan) made to the Administrative Committee on such form and accompanied by such additional documentation and information as the Administrative Committee shall require, the Administrative Committee shall, if the Administrative Committee determines the loan would comply with all of the loan requirements, make a loan to such individual (the "Borrower"); provided, however, that the amount of any such loan to a Borrower when added to the outstanding balance of all other such loans, if any, made to such Borrower hereunder, shall not exceed the lesser of (a) Fifty Thousand Dollars ($50,000) reduced by the excess, if any, of the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which the loan is made, over the outstanding balance of loans from the Plan on the date on which the loan is made, or (b) fifty percent (50%) of the vested amounts in all of the Borrower's Accounts valued as of the Valuation Date coincident with or next preceding the date of the loan, or (c) one hundred percent (100%) of the amounts in the Borrower's Accounts, other than Amounts invested in the Company Stock Fund, valued as of the Valuation Date coincident with or next preceding the date of the loan."

         4. Existing Section 18(h) is hereby deleted in its entirety, and the following is substituted in its place:

                  "(h) No Borrower shall have more than one loan outstanding at any time. When a Plan loan is repaid, the Borrower may not take another loan until after the expiration of at least sixty (60) days from the date of full repayment."

         5. Existing paragraph (i) of Section Eighteen is hereby deleted in its entirety and is replaced in its entirety by existing paragraph (j) of Section Eighteen, which is hereby redesignated as the new paragraph (i) of Section Eighteen.

         6. Existing paragraph (k) of Section Eighteen is hereby redesignated as new paragraph (j) of Section Eighteen.


     IN WITNESS WHEREOF, TREADCO, INC. has caused this instrument to be executed by its duly authorized officers on this 6th day of March, 1996. TREADCO, INC.


                                            BY   /s/ R. F. Cooper
                                              -------------------

                                            TITLE  Secretary
                                                 -----------


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